EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

     We consent to the incorporation by reference in this Registration Statement of Chicago Bridge & Iron Company N.V. (the “Company”) on Form S-3 of our report dated March 9, 2004, relating to the consolidated financial statements and consolidated financial statement schedules of the Company as of and for the years ended December 31, 2003 and 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the Company’s change in accounting for goodwill and other intangible assets upon adoption of Statement of Financial Accounting Standards No. 142, and (ii) the application of procedures relating to certain adjustments, transitional disclosures and reclassifications of financial statement amounts related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such adjustments, transitional disclosures and reclassifications) included in and incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Houston, Texas

March 31, 2004